As filed with the Securities and Exchange Commission on July 20, 2021.

Registration No. 333-257444

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CANDEL THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2836	52-2214851
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Candel Therapeutics, Inc.

117 Kendrick St Suite 450

Needham, MA 02494

(617) 916-5445

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Paul Peter Tak M.D., Ph.D., FMedSci

Chief Executive Officer and President

Candel Therapeutics, Inc.

117 Kendrick St Suite 450

Needham, MA 02494

(617) 916-5445

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert E. Puopolo, Esq. William D. Collins, Esq. Nicole Daley, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Lisa Firenze, Esq. Rosemary G. Reilly, Esq. Sean Linnehan, Esq. Wilmer Cutler Pickering Hale & Dorr LLP 7 World Trade Center 250 Greenwich Street New York, NY 10007 (212) 230-8800

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(3)	AMOUNT OF REGISTRATION FEE(4)
Common Stock, par value $0.01 per share	6,982,800	$15.00	$104,742,000	$11,428.00

(1)	Includes 910,800 additional shares that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(3)	Includes the aggregate offering price of 910,800 additional shares that the underwriters have the option to purchase.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The sole purposes of this Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-257444) are to amend Item 15 of Part II, to amend the exhibit index and to submit Exhibit 99.1. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, the exhibit index and the filed exhibits. No changes are being made to the prospectus and, therefore, the prospectus has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by Candel Therapeutics, Inc. (the “Company” or the “Registrant”) in connection with the registration of the common stock hereunder. All amounts shown are estimates except the SEC registration fee.

AMOUNT
SEC registration fee	$11,428
FINRA filing fee	$16,212
Nasdaq Global Market listing fee	175,000
Printing and mailing expenses	350,000
Legal fees and expenses	2,000,000
Accounting fees and expenses	750,000
Transfer agent and registrar fees and expenses	6,500
Miscellaneous	490,860

Total	$3,800,000

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or DGCL, authorizes a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Section 145 of the DGCL authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding.

Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition,

Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officers against such liability under Section 145.

The Company’s amended and restated certificate of incorporation, to be in effect upon the closing of the offering and amended and restated by-laws to be in effect upon the effectiveness of this registration statement of which this prospectus forms a part that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

∎	any breach of the director’s duty of loyalty to us or our stockholders;

∎	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

∎	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

∎	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the by-laws to be in effect upon the effectiveness of this registration statement provide that:

∎

we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

∎

we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and intend to enter into such agreements with our executive officers. These agreements provide that we will indemnify each of our directors, our executive officers, and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us or in furtherance of our rights. Additionally, certain of our directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended, or the Securities Act.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of us and our directors and officers by the underwriters against certain liability under the Securities Act and the Securities Exchange Act of 1934.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

Issuances of Capital Stock

Set forth below is information regarding securities we have issued within the past three years that were not registered under the Securities Act.

In April 2016, with subsequent closings in May 2016, June 2016, August 2016 and October 2017, we issued and sold an aggregate of 4,428,571 shares of Series A preferred stock at a purchase price of $3.20 per share. Each share of our Series A preferred stock was subsequently converted into 3.4137498 shares of our common stock in connection with the November 2018 closing of our Series B Preferred Stock Financing.

In November 2018, we issued and sold an aggregate of 11,155,406 shares of Series B preferred stock at a purchase price of $2.7696 per share. Certain investors holding convertible notes issued in 2016 and 2017 used such notes to purchase our Series B preferred stock. Each share of our Series B preferred stock will convert automatically into one share of our common stock immediately prior to the completion of this offering.

In connection with the Series B preferred stock financing we also issued to PBM ADV Holdings, LLC two warrants to purchase, in the aggregate, up to 7,344,982 shares of our common stock. Subsequently, PBM ADV Holdings, LLC transferred their warrant to purchase 567,028 shares of our common stock to GTAM1 2012 ADV LLC in December 2018.

In March 2020, we issued and sold an aggregate of 6,032,170 shares of Series C preferred stock at a purchase price of $3.73 per share. Each share of our Series C preferred stock will convert automatically into one shares of our common stock immediately prior to the completion of this offering.

No underwriters were used in the foregoing transactions. All sales of securities described above were made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act (and/or Regulation D promulgated thereunder) for transactions by an issuer not involving a public offering. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Grants and Exercises of Stock Options and Restricted Stock under the 2015 Plan.

From January 1, 2017 to March 29, 2021, we have granted stock options to purchase an aggregate of 4,058,659 shares of our common stock, with exercise prices ranging from $1.46 to $5.39 per share, to employees, directors and consultants pursuant to the 2015 Plan. The issuances of these securities were exempt either pursuant to Rule 701, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(a)(2), as a transaction by an issuer not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial Statement Schedules.

None.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(a) The undersigned Registrant will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(c) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

1.1*	Form of Underwriting Agreement

3.1*	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect

3.2*	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of the offering

3.3*	Bylaws of the Registrant and the amendments thereto, as currently in effect

3.4*	Form of Amended and Restated Bylaws of the Registrant, to be in effect on the date on which the registration statement is declared effective

4.1*	Specimen Common Stock Certificate

4.2*	Second Amended and Restated Investors’ Rights Agreement by and among the Registrant and certain of its stockholders dated March 19, 2019

4.3*	Form of November 2018 Unconditional Warrant to Purchase Common Stock

4.4*	Form of November 2018 Conditional Warrant to Purchase Common Stock

4.5*	Form of Warrant to Purchase Series A Convertible Preferred Stock

5.1*	Opinion of Goodwin Procter LLP

10.1*#	2015 Stock Plan, as amended, and forms of award agreements thereunder

10.2*#	2021 Stock Option and Incentive Plan and forms of award agreements thereunder

10.3*#	Senior Executive Cash Incentive Bonus Plan

10.4*#	Employee Stock Purchase Plan

10.5.1*#	Employment Agreement by and between Advantagene, Inc. d/b/a Candel Therapeutics and Paul Peter Tak, M.D., Ph.D. dated September 12, 2020

10.5.2*#	Amended and Restated Employment Agreement by and between Advantagene, Inc. and Estuardo Aguilar-Cordova dated November 13, 2018

10.5.3*#	Amended and Restated Employment Agreement by and between Advantagene, Inc. and Laura Aguilar, M.D., Ph.D. dated November 13, 2018

10.5.4*#	Employment Agreement by and between Advantagene, Inc. d/b/a Candel Therapeutics and John Canepa dated December 1, 2020

10.5.5*#	Employment Agreement by and between Advantagene, Inc. d/b/a Candel Therapeutics and Nathan Caffo dated September 24, 2020

10.5.6*#	Consulting Agreement by and between Candel Therapeutics, Inc. and Susan Stewart dated January 4, 2020

10.6*#	Form of Indemnification Agreement

10.7*†	Exclusive License Agreement by and between Advantagene, Inc. and Ventagen, LLC dated March 1, 2014

10.8*†	Exclusive License Agreement by and between Advantagene, Inc., d/b/a Candel Therapeutics and Periphagen, Inc. dated December 9, 2019

10.9*†	Exclusive Patent License Agreement by and between Advantagene, Inc. and The Brigham and Women’s Hospital, Inc. dated September 15, 2020

EXHIBIT NO.	DESCRIPTION

10.10*+	Lease of Premises at 117 Kendrick Street, Needham, Massachusetts by and between 117 Kendrick DE, LLC and the Registrant dated as of February 4, 2019

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page)

99.1	Consent of Diem Nguyen

*	Previously filed.
+	Schedules, exhibits and similar supporting attachments or agreements to the Lease of Premises at 117 Kendrick Street, Needham, Massachusetts are omitted. The Registrant agrees to furnish a supplemental copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.
†	Certain portions of this exhibit have been omitted because they are not material and the Registrant customarily and actually treats that information as private or confidential.
#	Represents management compensation plan, contract or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Needham, Massachusetts, on the 20th day of July, 2021.

CANDEL THERAPEUTICS, INC.

By:	/s/ Paul Peter Tak
Paul Peter Tak, M.D., Ph.D., FMedSci
President and Chief Executive Officer

Signature	Title	Date

/s/ Paul Peter Tak PAUL PETER TAK, M.D., Ph.D., FMedSci	President and Chief Executive Officer (Principal Executive Officer)	July 20, 2021

/s/ John Canepa JOHN CANEPA	Chief Financial Officer (Principal Financial and Accounting Officer)	July 20, 2021

* CARRIE S. COX	Director	July 20, 2021

* EDWARD J. BENZ, JR., M.D.	Director	July 20, 2021

* PAUL B. MANNING	Director	July 20, 2021

* UDI MEIRAV, Ph.D.	Director	July 20, 2021

* ALAN E. SMITH, Ph.D., FRS, CBE	Director	July 20, 2021

* ESTUARDO AGUILAR-CORDOVA, M.D., Ph.D.	Director	July 20, 2021

* SHAAN C. GANDHI, M.D., D.PHIL	Director	July 20, 2021

* CHRIS MARTELL	Director	July 20, 2021

*By:	/s/ Paul Peter Tak
Name:	Paul Peter Tak, M.D., Ph.D., FMedSci
Title:	Attorney-in-fact